Exhibit 5.1

Scage Future	D	+852 3656 6054 +852 3656 6073

	E	nathan.powell@ogier.com rachel.huang@ogier.com

Reference: NMP/RYH/514344.00001

20 January 2026

Dear Sirs

Scage Future (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s Registration Statement filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on Form F-1 (the Registration Statement).

Reference is made to the transactions contemplated in the business combination agreement dated 21 August 2023 (the Agreement), as amended by First Amendment to the Agreement dated as of 18 June 2024 (as it may be further amended from time to time, the Merger Agreement) by and among the Company, Finnovate Acquisition Corp. (the SPAC), Scage International Limited (the Target), Hero 1 and Hero 2.

The Registration Statement relates to the resale, from time to time, by the selling shareholders as identified in the prospectus contained in the Registration Statement (the Selling Shareholders) of:

(a)	35,638,795 ordinary shares with US$0.0001 par value each of the Company (each an Ordinary Share), each represented by one American depositary shares of the Company (each an ADS), issued to the relevant Selling Shareholders holding Ordinary Shares in accordance with the terms of the Merger Agreement (the Offering Shares); and

(b)	8,800,000 private warrants of the Company (the Private Warrants), each represented by one ADS, to the relevant Selling Shareholders holding the Private Warrants, in accordance with the terms of the Merger Agreement and the Warrant Agreement (as defined in Schedule 1).

The Registration Statement also relates to the issuance and sale of up to 21,734,165 Ordinary Shares (the Warrant Shares), including 8,800,000 Ordinary Shares underlying the Private Warrants and 12,934,165 Ordinary Shares underlying the public warrants of the Company (the Public Warrants, together with the Private Warrants, the Assumed Warrants).

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Rachel Huang** Janice Chu** Zhao Rong Ooi† Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales † admitted in Singapore ‡ not ordinarily resident in Hong Kong

The Offering Shares and the Ordinary Shares and the Warrant Shares are collectively referred to as the Shares.

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the documents listed in Part A of Schedule 1 (the Documents) and the corporate and other documents and conducted the searches listed in Part B of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar of Companies).

Validity of issuance of the Shares

(b)	The Offering Shares have been duly authorised for issuance and were validly issued, fully paid and non-assessable.

(c)	The Warrant Shares which are to be issued pursuant to the Assumed Warrants, in each case when the Assumed Warrants are exercisable under the terms of the Assumed Warrants and the Warrant Agreement, have been duly authorised for issue and, when:

(i)	issued by the Company upon due exercise of the Assumed Warrants in accordance with the terms of the Assumed Warrants and the Warrant Agreement, the Board Resolutions, the Shareholder Resolutions and the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Warrant Shares have been duly registered in the Company’s register of members as fully paid shares,

will be, subject to payment of the exercise price therefor under the terms of the Assumed Warrants (which price shall not be below the par value of such Warrant Shares), validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

6.2	This opinion may be used only in connection with the resale of the Shares and the issuance of Warrant Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier

SCHEDULE 1

Documents examined

Part A

The Documents

1	The Merger Agreement.

2	The warrant agreement dated 8 November 2021 between the SPAC and Continental Stock Transfer & Trust Company as referred within the F-4 Registration Statement (the Initial Warrant Agreement).

3	Assignment, Assumption and Amendment to Warrant Agreement dated 18 October 2024 by and among Finnovate Acquisition Corp., Scage Future and Continental Stock Transfer & Trust Company (the Assumption Agreement, together with the Initial Warrant Agreement, the Warrant Agreement).

4	The application for shares dated 30 July 2025 executed by DBROSVC SP2 LIMITED.

Part B

Corporate and other documents

5	The certificate of incorporation of the Company dated 14 July 2023 issued by the Registrar of Companies.

6	The amended and restated memorandum and articles of association of the Company adopted by special resolution on 7 August 2024 and effective on 24 June 2025 as filed with the Registrar of Companies on 3July 2025 (the Memorandum and Articles).

7	The certificate of good standing dated 16 December 2025 issued by the Registrar of Companies in respect of the Company (the Good Standing Certificate).

8	A copy of each of the written resolutions of the sole director of the Company dated 21 August 2023, 18 June 2024 and 7 August 2024, and a copy of the written resolutions of the directors of the Company dated 30 July 2025 (collectively, the Board Resolutions).

9	A copy of the written resolutions of the sole shareholder of the Company dated 7 August 2024 (the Shareholder Resolutions, together with the Board Resolutions, the Resolutions).

10	The register of members of the Company dated 8 October 2025 (the Register of Members).

11	The register of directors and officers of the Company dated 8 July 2025 (the Register of Directors, and together with the Register of Members, the Registers).

12	A certificate from a director of the Company dated the same date of this opinion as to certain matters of fact (the Director’s Certificate).

13	The Registration Statement.

14	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 20 January 2026.

15	A search on the Cayman Online Registry Information Service conducted against the Company at the Registrar of the Companies on 16 January 2026 (the CORIS Search).

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Registers, the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	The CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered.

Status, authorisation and execution

6	Each of the parties to the Documents and the Registration Statement other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7	Any individuals who are parties to the Documents and the Registration Statement, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Documents and the Registration Statement, sign such documents and give such information.

8	Each of the Documents and the Registration Statement has been (or will be) duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

9	In authorising the execution and delivery of the Documents and the signing and filing of the Registration Statement by the Company, the exercise of its rights and performance of its obligations under the Documents and the Registration Statement, each director of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him.

10	Each of the Documents and the Registration Statement has been (or will be) duly executed and unconditionally delivered by the Company in the manner authorised in the Resolutions.

11	Each of the Documents and the Registration Statement is (or will be) legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its governing law and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

12	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the contents of our opinion.

13	Each of the Resolutions remains in full force and effect and that the resolutions referred to therein remain in full force and effect.

14	Each director of the Company at the time of passing the resolutions contained in each of the Director Resolutions referred to in this opinion had fully disclosed his financial interest in or other relationship with a party to the transaction approved in the relevant resolution (if any), and has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him.

15	The person named in the Board Resolutions as authorised to execute the Documents on behalf of the Company in fact executed those documents with the intention to bind the Company.

Choice of law

16	The express choice in each Document of its Proper Law as the governing law of such Document was made in good faith.

17	The express choice of its Proper Law as the governing law of the Document is a valid and binding selection under its Proper Law and all other relevant laws (other than the laws of the Cayman Islands).

18	There is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Enforceability

19	Each of the Documents and the Registration Statement is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under governing law of such Document or the Registration Statement and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

20	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

21	No moneys paid to or for the account of any party under the Documents and the Registration Statement represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised), and the Terrorism Act (Revised) respectively). None of the parties to the Documents or the Registration Statement is acting or will act in relation to the transactions contemplated by the Documents or the Registration Statement, in a manner inconsistent with sanctions imposed by Cayman Islands authorities, or United Nations or United Kingdom sanctions or measures extended by statutory instrument to the Cayman Islands by orders of His Majesty in Council.

22	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents or the Registration Statement nor the exercise by any party to the Documents or the Registration Statement of its rights or the performance of its obligations under them contravene those laws or public policies.

23	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the Registration Statement or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

24	Prior to, at the time of, and immediately following execution of each of the Documents and the Registration Statement, the Company was able to pay its debts as they fell due and it entered into the Documents and the Registration Statement for proper value and not with an intention to defraud or hinder its creditors or by way of undue or fraudulent preference.

25	None of the transactions contemplated by the Documents or the Registration Statement relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person (the Relevant Interests) that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands (a Restrictions Notice).

Approvals, consents and filings

26	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Document. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

27	All of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Document have been made or paid:

(a)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands); and

(b)	all filings, recordings, registrations and enrolments of the Document with any court, public office or elsewhere in any jurisdiction outside the Cayman Islands; and

(c)	all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Document.

Submission to jurisdiction

28	The submission by the Company to the jurisdiction of the courts specified in the Document is binding on the Company as a matter of all relevant laws (other than the laws of the Cayman Islands).

Sovereign immunity

29	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

Pari passu ranking

30	As a contractual matter under the governing law of the Documents, the payment obligations of the Company under the Documents are unsubordinated and the parties to the Documents will not subsequently agree to subordinate or defer their claims.

No Cayman Islands establishment

31	No party to the Documents (other than the Company) will enter into that document or administer the transactions contemplated by it through a branch or office in the Cayman Islands.

Economic substance

32	The Company is not a relevant entity for the purposes of the International Tax Co-operation (Economic Substance) Act, 2018 (the Substance Act), or, if the Company is such an entity and undertakes or proposes to undertake a relevant activity of a type described in the Substance Act, the Company has taken appropriate steps to comply with the economic substance requirements applicable to that activity.

Share Issuance

33	The issue of the Shares at the time of issuance, whether as principal issue or on the conversion, exchange or exercise of any Documents, would not result in the Company exceeding its authorised share capital; and upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and that such issuance will be duly registered, and will continue to be registered, in the Company’s register of members.

34	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

Register of Writs

35	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

SCHEDULE 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (the Companies Act), annual returns in respect of the Company must be filed with the Registrar of Companies, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Choice of law

6	Where the Proper Law of the Documents is not Cayman Islands law:

(a)	the courts of the Cayman Islands will not recognise the choice of its Proper Law as the governing law of the Documents to the extent that such choice of Proper Law would be incompatible with the public policy of Cayman Islands law; and

(b)	in any action brought in respect of the Documents in the courts of the Cayman Islands, those courts will not apply its Proper Law unless that law is pleaded and proved in the courts of the Cayman Islands, nor will they apply that law:

(i)	to matters of procedure; and

(ii)	to the extent the application of that Proper Law would be incompatible with the public policy of Cayman Islands law or contrary to mandatorily-applicable provisions of Cayman Islands law.

Enforceability

7	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)	a person who is not a party to the Documents that is governed by Cayman Islands law may not have the benefit of and may not be able to enforce its terms except to the extent that the Documents expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (Revised);

(f)	enforcement of an obligation of a party under the Documents may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(g)	a provision of the Documents that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(h)	the effectiveness of a provision in the Documents releasing a party from a liability or duty otherwise owed may be limited by law;

(i)	a court will not enforce a provision of the Documents to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(j)	a provision of the Documents is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(k)	a court may refuse to give effect to a provision in the Documents (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(l)	a court may not enforce a provision of the Documents to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(m)	a court may refuse to give effect to a provision in the Documents that involves the enforcement of any foreign revenue or penal laws;

(n)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(o)	enforcement or performance of any provision in the Documents which relates to a Relevant Interest may be prohibited or restricted if any such Relevant Interest is or becomes subject to a Restrictions Notice.

A court may determine in its discretion the extent of enforceability of a provision of the Documents that provides for or requires, as the case may be:

(p)	severability of any provision of the Documents held to be illegal or unenforceable;

(q)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(r)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(s)	written amendments or waivers of the Documents, if a purported amendment or waiver is effected by oral agreement or course of conduct,

(t)	and we express no opinion on any provisions of that type.

8	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

9	Where the Documents is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, the Documents still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date the Documents is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

10	Exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the exclusive jurisdiction of the courts of another country, the courts of the Cayman Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the Cayman Islands, the Cayman Islands court will not accept jurisdiction.

11	Non-exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the non-exclusive jurisdiction of the courts of another country, a Cayman Islands court will only refuse leave to serve a writ outside of the Cayman Islands if the Cayman Islands are not the most appropriate forum and will only stay or strike out proceedings if pursuing the case in the Cayman Islands court would be vexatious or oppressive. There is no presumption that the nomination of a non-exclusive forum will give priority to that forum over the Cayman Islands.

Stamp duty

12	Cayman Islands stamp duty will be payable if the Documents is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

Register of members

13	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Standing to bring action

14	The fact that a party has standing to bring an action or proceedings in the appropriate courts of the Cayman Islands will not prevent such action or proceedings being dismissed or stayed on other grounds. You should also note that only creditors, members and the Company will have standing to bring a petition to wind up the Company.